CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  Exhibit 10.1

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                                   ARMUS, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

     THIS OPERATING AGREEMENT (this "AGREEMENT") has been entered into as of June 14, 2000, to be effective as of the Effective Date (as defined in Section
1.4 hereof), by and between Church & Dwight Co., Inc., a Delaware corporation ("CHD"), and USA Detergents, Inc., a Delaware corporation ("USAD"), (together, the "INITIAL MEMBERS," and together with any persons who may hereafter be admitted as such in accordance with the terms of this Agreement, the "MEMBERS") for the purpose of providing for the organization and operation of Armus, LLC (the "COMPANY"), a limited liability company formed pursuant to the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq of the Delaware Code (the "ACT").

     WHEREAS, the Initial Members desire to organize the Company for the purpose of establishing a joint venture to combine the laundry detergent businesses of CHD and USAD;

     WHEREAS, for tax purposes it is intended that the Company shall be classified as a "partnership," and not an "association" taxable as a "corporation," as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the applicable Treasury regulations promulgated thereunder (the "REGULATIONS"); and

     WHEREAS, the Initial Members desire, by entering into this Agreement, to provide for the structure and operation of the Company.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth herein, the Initial Members hereby agree that the Company shall be structured and operated as follows:

                                   ARTICLE I.

                                    FORMATION
                                    ---------

     1.1. NAME. The name of the Company is "Armus, LLC," and all business of the Company shall be conducted under that name or any fictitious name or names selected by the Board (as defined in Section 5.1 hereof) from time to time, provided that any such name reflects the Company's status as a limited liability company and is otherwise permitted by applicable law.

     1.2. PLACE OF BUSINESS. The Company's initial principal place of business shall be 9 East Loockerman Street, Dover, Delaware 19901 or such other place or places as the Board may from time to time determine. The registered agent for the service of process and the registered office shall be that person and location reflected in the Company's Certificate of Formation as filed in the office of the Delaware Secretary of State on or as soon as practicable after the date hereof.

     1.3. BUSINESS AND AUTHORITY. The Company is formed for the specific and limited purpose of operating the laundry detergent joint venture between CHD and USAD, which includes, among other matters, the manufacture, distribution and sale of liquid and powder laundry detergent and liquid fabric softener products (the "BUSINESS"). The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate the Business as described in this Section 1.3. The Company exists only for the purpose specified in this Section 1.3, and may not conduct any other business without the Consent (as defined in Section 2.4 hereof) of the Members. In particular, except as specifically contemplated by this Agreement, the Business shall not extend to any activity that will compete with any of the Other CHD Products or any of the Other USAD Products (each as defined in Section 6.2 below). The authority granted to the Board hereunder to bind the Company shall be limited to actions necessary or convenient to the Business.

     1.4 EFFECTIVE DATE AND TERM. The "EFFECTIVE DATE" shall be the date, not later than January 1, 2001, specified by CHD in a notice delivered to USAD at any time after the date hereof (the date of such notice is referred to herein as the "TRIGGER DATE"); provided, however, that the Effective Date shall not occur prior to, and shall be contingent upon, the expiration of the waiting period, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR ACT"); provided further, that USAD's obligations hereunder, including without limitation the payment of any Capital Contributions (as hereinafter defined) and Change of Control (as hereinafter defined) fees, shall be subject to the prior written consent of FINOVA Capital Corporation, as agent and lender (the "Agent"), and the other lenders (each a "Lender" and, collectively, the "Lenders") parties to that certain Amended and Restated Loan and Security Agreement, dated February 25, 1999, between such Lenders and USAD and its subsidiaries (the "USAD Loan Agreement"), under the USAD Loan Agreement. If within forty five (45) days after the date hereof (the "FINOVA CONSENT PERIOD") USAD has not obtained the consent of the Agent and the Lenders to the transactions contemplated hereby (including without limitation Section 9.4(e) hereof) or replaced the loan facilities contemplated by the USAD Loan Agreement (including the revolving credit facility, all term notes and loans and all other credit facilities thereunder) with facilities reasonably acceptable to CHD, then, notwithstanding the fact that CHD has given notice of the Effective Date as contemplated by this Section 1.4, CHD shall have the right, exercisable by written notice to USAD no later than forty five (45) days after the expiration of the Finova Consent Period, to either (i) provide replacement loan facilities reasonably acceptable to USAD or (ii) terminate this Agreement effective upon delivery by CHD of such written notice to USAD. The term of the Company shall then continue until the Company's dissolution in accordance with the provisions of Article X of this Agreement. If the Effective Date has not occurred by January 1, 2001, this Agreement shall be null and void.

     1.5 AGREEMENT; EFFECT OF INCONSISTENCIES WITH THE ACT. It is the express intention of the Members that this Agreement and the contracts and documents referred to herein shall be the sole source of agreement of the parties with respect to the matters dealt with herein and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the smallest degree possible in order to make this Agreement effective under the Act in accordance with the intent of the parties. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement and which is in substantial compliance with the terms hereof. The Members hereby agree that the duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship among and between the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

     1.6 CONDITIONS/HSR FILING.

     (a) USAD's obligation to enter into this Agreement is expressly conditioned on CHD, concurrently with the execution of this Agreement, entering into (i) that certain Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT"), dated as of the date hereof, by and among CHD, USAD and Frederick R. Adler ("ADLER"), providing for the purchase by CHD of shares of USAD common stock from USAD and Adler and (ii) that certain Put & Call Agreement (the "PUT & CALL AGREEMENT"), dated as of the date hereof, by and among CHD, USAD and Adler, providing for the right of CHD to call from Adler, and the right of Adler to put to CHD, certain shares of USAD common stock.

     (b) CHD's obligation to enter into this Agreement is expressly conditioned on USAD, concurrently with the execution of this Agreement, entering into (i) the Stock Purchase Agreement, (ii) the Put & Call Agreement, (iii) that certain Registration Rights Agreement, dated as of the date hereof, between USAD and CHD, providing for the registration of shares of USAD common stock held by CHD and (iv) that certain Voting Agreement, dated as of the date hereof, by and among CHD, USAD and the USAD stockholders party thereto.

     (c) Each party shall use its best efforts to determine as soon as practicable after the date hereof whether a filing is necessary pursuant to the HSR Act in connection with the formation and capitalization of the Company and the acquisition by CHD of USAD common stock. In the event the parties determine that a filing or filings are necessary, each party shall use its best efforts to complete the requisite filings as soon as practicable. In the event that each party is required to file as an "acquiring person," each party shall bear its own filing fees. In the event only one party is required to file as an "acquiring person," the parties shall split the filing fee.

                                   ARTICLE II.

                         MEMBERS AND OWNERSHIP INTERESTS
                         -------------------------------

     2.1 MEMBERS. There shall be one class of Members of the Company, and all Members shall have the same relative rights, powers, and duties except as otherwise provided herein.

     2.2 NAMES AND ADDRESSES AND OWNERSHIP INTERESTS OF THE INITIAL MEMBERS. The respective names, addresses and required initial capital contributions ("CAPITAL CONTRIBUTIONS") of the Initial Members of the Company are set forth beside each such Member's name on Schedule 2.2 hereto.

     2.3 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and to the other Members that, except as set forth on
Schedule 2.3(a) hereto (as to USAD) or Schedule 2.3(b) hereto (as to CHD):

         (a) Such Member understands and acknowledges that such Member's interest in the Company ("OWNERSHIP INTEREST") has not been registered under the Securities Act of 1933 or any state securities laws;

         (b) Such Member understands and acknowledges that Ownership Interests may not be sold unless they are registered under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from such registration requirements;

         (c) The limitations on transfer contained in this Section 2.3 and in
Article IX of this Agreement create an economic risk that such Member is capable of bearing;

         (d) Such Member is acquiring its Ownership Interest for investment and not with a view to the resale or distribution thereof;

         (e) All property contributed to the Company as part of such Member's Capital Contribution has been or will be contributed free and clear of all liens, pledges, claims, security interests, encumbrances and similar interests of any kind whatsoever;

         (f) Such Member has the authority to enter into and consummate this Agreement and the transactions contemplated hereby, subject to Section 1.6(c) all required third party consents and approvals have been obtained, and this Agreement and all related transactions will not violate or cause a breach or default under the terms of any instrument, agreement, law, rule or regulation to which such Member is subject or by which it is bound. Such Member shall not be deemed to have made any representation or warranty as to any stockholder approvals that may be necessary at the date of exercise of the purchase and sale options set forth in Section 9.4 hereof; and

         (g) Such Member has had the opportunity to have its own legal counsel review (i) this Agreement and (ii) all other agreements contemplated hereby, and based upon any such review, has independently made the decision to invest in the Company and accept the economic risks associated with such investment.

     2.4 CONSENT OF MEMBERS. The term "CONSENT" of the Members, as used in this Agreement, shall mean the unanimous approval, authorization or ratification of all of the outstanding Ownership Interests of all Members duly given pursuant to the provisions of Sections 7.5 through 7.15, inclusive, which approval may be withheld for any reason in the sole and absolute discretion of any Member, with or without cause.

                                  ARTICLE III.

                         CAPITAL CONTRIBUTIONS AND LOANS
                         -------------------------------

         3.1 INITIAL CAPITAL CONTRIBUTIONS. Promptly upon the Effective Date, each Member shall deliver to the Company payment of such Member's initial Capital Contribution, which contributions shall include:

         (a) An exclusive license, in form and substance to be negotiated in good faith between the parties (the "CHD LICENSE"), of CHD's technology and intellectual property with respect to liquid and powder laundry detergent products, including without limitation liquid fabric softeners, manufactured and sold by CHD as listed on Schedule 3.1(a) hereto, but excluding CHD's "Delicare" line of products, Arm & Hammer washing soda and fabric softener sheets (the "CHD DETERGENT PRODUCTS");

         (b) An exclusive license, in form and substance to be negotiated in good faith between the parties (the "USAD LICENSE"), of USAD's technology and intellectual property with respect to liquid and powder laundry detergent products, including without limitation liquid fabric softeners, manufactured and sold by USAD as listed on Schedule 3.1(b) hereto (the "USAD DETERGENT PRODUCTS");

         (c) All finished goods inventories of CHD Detergent Products and USAD Detergent Products which are reasonably saleable within the next sixty (60) days; and

         (d) Cash in amounts determined unanimously by the Board thirty (30) days before the Effective Date as necessary to fund working capital needs of the Company during the ninety (90) days following the Effective Date. Each Member's initial cash Capital Contribution shall be determined so as to ensure that the total aggregate amount of the Members' initial Capital Contributions be split 60% CHD and 40% USAD. If, due to an imbalance in finished goods inventories contributed to the Company, USAD is unable to make its full initial cash Capital Contribution required by this Section 3.1(d), then the shortfall shall be provided by CHD and such shortfall shall be treated as a loan by CHD to the Company (bearing interest at a market rate) which shall be repaid to CHD as soon as the Company has sufficient cash flow to do so.

The contributions made pursuant to paragraphs (a) and (b), above, will be assigned a value of zero for the purpose of each Member's Capital Contribution and Capital Account (as defined in Section 4.1).

     3.2 INTEREST ON CAPITAL CONTRIBUTIONS. No Member shall be entitled to receive any interest on such Member's Capital Contribution.

     3.3 ADDITIONAL CAPITAL CONTRIBUTIONS. No Member shall be required or obligated to restore a deficit Capital Account balance upon the liquidation of the Company or such Member's Ownership Interest in the Company. No Member shall be allowed or required to make any additional contribution to the capital of the Company in excess of $3,000,000 in the aggregate during any six month period, without the unanimous authorization of the Board. Additional capital contributions from each Member of $3,000,000 or less in the aggregate during any six month period may be required by a majority of the Board. All additional capital contributions shall be made by the Members in the same proportion as their average percentage allocations of Net Profit and Net Loss pursuant to Section 4.4 hereof for the immediately preceding fiscal year of the Company.

     3.4 WITHDRAWAL OF CAPITAL. Except in connection with proceedings to dissolve the Company in accordance with the procedures set forth in Article X of this Agreement, no Member may withdraw any portion of such Member's Capital Contribution, or any portion of such Member's Capital Account, from the Company without the prior unanimous authorization of the Board.

     3.5 LOANS BY MEMBERS. Other than as provided in Section 3.1(d) hereof, a Member may make a loan or advance money or property to or on behalf of the Company, only upon such terms as the Board has unanimously authorized. Any permitted loan or advance shall not increase the lending Member's Capital Account, entitle the lending Member to any greater share of Company distributions made in respect of a Member's Capital Account or subject such lending Member to any greater proportion of Company losses. The amount of such loans or advances shall be a debt owed by the Company to the lending Member, and any interest paid to the lending Member shall be charged as any other expense against income of the Company.

                                   ARTICLE IV.

                CAPITAL ACCOUNTS, DISTRIBUTIONS, AND TAX MATTERS
                ------------------------------------------------

     4.1 ESTABLISHMENT OF CAPITAL ACCOUNTS. A separate capital account ("CAPITAL ACCOUNT") shall be established and maintained for each Member in accordance with the principles set forth in Sections 704(b) and 704(c) of the Code and the Regulations. The Capital Account of each Member shall initially be equal to the sum of: (i) the full amount of cash contributed by such Member to the Company and (ii) except as specifically provided by Section 3.1, the fair market value, as determined by the Board in good faith, of other property contributed by such Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the
Code). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) relating to the maintenance of capital accounts, and shall be interpreted and applied in a manner consistent with such Regulation. In the event the Board deems it advisable to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Board may make such modification, provided that it is not likely to have a material effect on the amounts which would otherwise be distributable to any Member upon the dissolution of the Company.

     4.2 INCREASES AND DECREASES IN CAPITAL ACCOUNTS. Each Member's Capital Account shall be increased by any additional Capital Contributions made by such Member to the Company (in the case of contributed property, such increase shall equal the fair market value, as determined by the Board in good faith, of such property net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) and a Member's allocated share of Net Profit (as defined in Section 4.3 hereof), and decreased by any money and the fair market value, as determined by the Board in good faith, of any property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code) and such Member's allocated share of Net Loss (as defined in Section 4.3 hereof).

     4.3 NET PROFIT AND NET LOSS. For the purposes of this Agreement, the term "NET PROFIT" or "NET LOSS" shall mean an amount equal to the Company's net income or loss for the relevant fiscal year or shorter period, determined in accordance with generally accepted accounting principles and procedures consistently applied.

     4.4 ALLOCATIONS OF NET PROFIT AND NET LOSS. The Net Profit or Net Loss of the Company for each fiscal year or shorter period following the Effective Date shall be allocated as follows:

         (a) Except as otherwise expressly provided in this Section 4.4, Net Profit up to $30,000,000 (or a proportionately reduced amount of Net Profit for a period shorter than a full fiscal year) shall be allocated 65% to CHD and 35% to USAD and any Net Profit in excess of $30,000,000 (or a proportionately reduced amount of Net Profit for a period shorter than a full fiscal year) shall be allocated 55% to CHD and 45% to USAD;

         (b) Notwithstanding Section 4.4(a) hereof, in the event CHD's operating profit for its 2000 fiscal year from the sale of CHD Detergent Products (as computed in accordance with Exhibit A hereto) is less than [*] (the amount of such deficiency being hereinafter referred to as the "CHD Deficiency"), then CHD's allocable share of Net Profit up to $30,000,000 (or a proportionately reduced amount of Net Profit for a period shorter than a full fiscal year, taking into account spending patterns and other appropriate adjustments as determined in good faith by the unanimous approval of the Board) shall be reduced, but not below 60%, in the same ratio as the CHD Deficiency bears to [*], and USAD's allocable share of such Net Profit shall be correspondingly increased. For example, if the CHD Deficiency is $[*], the adjustment would be [*] x [*]% = [*]%. CHD's allocable share would be reduced by [*]% to [*]% and USAD's allocable share would be increased by [*]% to [*]%. In no event would CHD's allocable share be reduced below 60%;

         (c) Notwithstanding Section 4.4(a) hereof, in the event USAD's operating profit for its 2000 fiscal year from the sale of USAD Detergent Products (as computed in accordance with Exhibit B hereto) is less than [*] (the amount of such deficiency being hereinafter referred to as the "USAD Deficiency"), then USAD's allocable share of Net Profit up to $30,000,000 (or a proportionately reduced amount of Net Profit for a period shorter than a full fiscal year, taking into account spending patterns and other appropriate adjustments as determined in good faith by the unanimous approval of the Board) shall be reduced, but not below 30%, in the same ratio as the USAD Deficiency bears to [*], and CHD's allocable share of such Net Profit shall be correspondingly increased. For example, if the USAD Deficiency is $[*], the adjustment would be $[*] x [*]% = [*]%. USAD's allocable share would be reduced by [*]% to [*]% and CHD's allocable share would be increased by [*]% to [*]%.
In no event would USAD's allocable share be reduced below 30%;

         (d) Net Loss shall be allocated first to each Member based on, and to the extent of, previous allocations of Net Profit to such Member and then based on the then current percentages of Net Profit to be allocated to such Member pursuant to this Section 4.4. Notwithstanding the foregoing, except as otherwise provided in this Section 4.4(d), no Member shall be allocated Net Loss in any fiscal year or shorter period to the extent such allocation would create or increase a deficit in the Capital Account of such Member (the "Loss Limitation"). Any Net Loss otherwise allocable to a Member but for the Loss Limitation ("Contingent Loss") shall be allocated among the other Members, pro rata based on their respective positive Capital Account balances, subject to the Loss Limitation. Remaining Net Loss, if any, in excess of the Net Loss allocated under the immediately preceding sentence shall be allocated among the Members pro rata based on their respective Capital Account balances. To the extent that Members are allocated Contingent Loss, subsequent Net Profit first shall be allocated to the Members in reverse order of, and in an amount equal to, the Contingent Loss previously allocated to them pursuant to this Section 4.4(d) prior to any allocation of Net Profit in accordance with this Section 4.4; and

         (e) In the event of a Transfer (as defined in Section 9.1 hereof) of all or any portion of an Ownership Interest in accordance with the provisions of this Agreement at any time other than the end of a fiscal year, the shares of items of Net Profit or Net Loss and special allocations of items of income or loss allocable to such Ownership Interest (or the Transferred portion thereof) shall be allocated between the transferor and the transferee in a manner that is consistent with the applicable provisions of the Code.

     4.5 TAX ALLOCATIONS.

         (a) Each item of income, gain, loss, deduction or credit for federal, state and local income tax purposes shall be allocated among the Members in the same proportion as the allocation of Net Profit, Net Loss and other items to the Members pursuant to Section 4.4 hereof, except as otherwise provided herein. The allocations made pursuant to this Section 4.5 shall be solely for tax purposes and shall not affect any Member's Capital Account or share of non-tax allocations or distributions under this Agreement.

         (b) In the event the book value of any property contributed to the Company by a Member differs from its tax basis, allocations of taxable income, gain, loss and deduction with respect to such property shall be made in a manner which complies with Section 704(c) of the Code and the Regulations. The Company may, in the sole discretion of the Board, make, or not make, "curative" or "remedial" allocations (within the meaning of the Regulations under Section 704(c) of the Code) of Net Profit or Net Loss with respect to such property.

     4.6 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

         (a) Minimum Gain Chargeback. In the event that there is a net decrease during a fiscal year or shorter period in either Company Minimum Gain (within the meaning of the definition of partner minimum gain in Regulation Section 1.704-2(b)(2)) or Member Nonrecourse Debt Minimum Gain (within the meaning of the definition of partner nonrecourse debt minimum gain in Regulation Section 1.704-2(i)(3)), then, notwithstanding any other provision of this Article IV, each Member shall receive such special allocation of items of Company income and gain as are required in order to conform to Regulation Section 1.704-2.

         (b) Qualified Income Offset. Subject to Section 4.6(a), but notwithstanding any other provision of this Article IV, items of income and gain shall be specially allocated to the Members and in a manner that complies with the "qualified income offset" requirement of Regulation Section
1.704-1(b)(2)(ii)(d)(3).

         (c) Gross Income Allocation. In the event that a Member has a deficit Capital Account at the end of any fiscal year or shorter period which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that any allocation under this Section 4.6(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all allocations provided for in this Article IV have been tentatively made as if this Section 4.6(c) were not in this Agreement.

         (d) Nonrecourse Deductions. Any item of Company loss or deduction (or expenditure subject to Section 705(a)(2)(B) of the Code) that is attributable to Member Nonrecourse Debt (within the meaning of the definition of partner nonrecourse debt in Regulation Section 1.704-2(b)(4)) shall be specially allocated to the Members in the manner in which they share the "economic risk of loss" (as defined in Regulation Section 1.752-2) for such Member Nonrecourse Debt. Any nonrecourse deductions, within the meaning of Regulation Section 1.704-2(b)(1), shall be specially allocated among the Members in proportion to their respective Capital Accounts.

         (e) Regulatory Allocations. In the event an allocation is or has been prevented or required pursuant to Sections 4.6(a)-(d), above, the Board subsequently may make special allocations of Net Profit or Net Loss (or individual items thereof) to the extent that, in its judgment, such allocations would (i) be respected under applicable federal income tax law and (ii) eliminate as quickly as possible the difference between the actual Capital Account of each Member and the Capital Account such Member would have had in the absence of such Sections 4.6(a)-(d).

     4.7 CONFORMANCE WITH THE CODE AND APPLICABLE REGULATIONS. It is intended that Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 of this Agreement be construed and applied in a manner consistent with the requirements of Code Sections 704(b) and 704(c) and the Regulations. If, in the opinion of the Company's accountant, the manner in which Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 of this Agreement apply should be modified in order to comply with Code Sections 704(b) and 704(c) and the Regulations, then, notwithstanding anything to the contrary contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6, the method by which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between and among the Members.

     4.8 DISTRIBUTIONS.

         (a) Net cash flow, if any, shall be distributed to the Members following receipt by the Company of such cash. For this purpose, the term "NET CASH FLOW" means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, and contingencies as determined by the Board; provided that any reserves aggregating an amount in excess of $3,000,000 at any time shall require unanimous Board approval. All distributions of cash or other assets available for distribution, from whatever source derived, shall be paid or distributed to the Members in proportion to their respective positive Capital Account balances. Any distributions of property other than cash shall be made at such times and in such amounts as determined by the Board. Immediately prior to any distribution under this Section 4.8, the Capital Accounts of the Members shall be adjusted as provided in Regulation Section 1.704-1(b)(2)(iv)(f). Except as otherwise provided under the Act or in this Agreement, no Member shall be required to restore to the Company any amounts properly distributed to it pursuant to this
Section 4.8(a).

         (b) The Company shall withhold taxes from distributions to the Members to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes withheld by the Company from a distribution to any Member shall be deemed to be a cash distribution or payment to such Member, and the amount otherwise distributable to such Member pursuant to this Agreement shall be reduced by the taxes so withheld. The withholdings referred to in this
Section 4.8(b) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence satisfactory to the Board that a lower rate is applicable or that no withholding is applicable.

     4.9 FISCAL YEAR; TAX DECISIONS. The tax and fiscal accounting year of the Company shall end on the 31st day of December each year. The Board shall appoint a "tax matters partner" who shall keep the Members fully informed of all communications received from any taxing authority.

                                   ARTICLE V.

                                   MANAGEMENT
                                   ----------

     5.1 THE BOARD OF DIRECTORS. Except for situations in which the approval of the Members is required by the Act or this Agreement, the Company shall be managed and controlled by a board of directors (the "BOARD") consisting of five
(5) directors. Three (3) directors will be appointed by CHD and two (2) directors will be appointed by USAD. Each director shall hold office until his or her successor is appointed and qualified. The initial directors appointed by CHD shall be Robert A. Davies, III, Zvi Eiref and Mark G. Conish and the initial directors appointed by USAD shall be Uri Evan and a person to be designated by USAD on or prior to the Effective Date. Either Member may replace its appointed directors by sending written notice to the Company and the other Members specifying the change.

     5.2. POWERS OF THE BOARD. Subject to the limitations imposed pursuant to the terms of this Agreement or by operation of law, the Board, by majority vote, is authorized and empowered to carry out the purposes of the Company in taking any of the actions described in this Section 5.2 or otherwise contemplated by the Act or this Agreement. In that connection, subject to the limitations of this Agreement, the powers of the Board shall include, but not be limited to, the following:

         (a) To engage independent attorneys, accountants or such other persons as may be deemed necessary or advisable;

         (b) To implement all actions with respect to distributions by the Company, dispositions of the assets of the Company, borrowing of funds, execution of leases, contracts, bonds, guarantees, notes, mortgages and other instruments on behalf of the Company;

         (c) To open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

         (d) To make, on behalf of the Company, all filings with the Delaware Secretary of State as may be required or deemed desirable by the Board, including without limitation, filings to change the registered agent and/or registered office of the Company;

         (e) To take such other actions and to incur such expenses on behalf of the Company as may be necessary or advisable in connection with the conduct of the affairs of the Company, including, without limitation, taking any and all actions with respect to the operation of the Business; and

         (f) To appoint such officers (including a general manager), managers and agents to operate and oversee the day-to-day business affairs of the Company or to implement any of the foregoing powers as may be necessary or advisable; provided that all such officers, managers and agents shall be directly employed by a Member or a subsidiary of a Member.

     5.3 DUTIES OF BOARD. The Board shall manage, or cause to be managed, the affairs of the Company in a prudent and businesslike manner and shall devote such time to the Company affairs as the Board determines to be reasonably necessary for the conduct of such affairs. Without limiting the generality of the foregoing, the Board's duties shall include the following:

         (a) To render periodic progress reports to the Members with respect to the operations of the Company;

         (b) To deposit all funds of the Company in one or more separate bank accounts with such banks or trust companies as the Board may designate;

         (c) To maintain complete and accurate records of all operations of the Company and to maintain accurate books of account (containing such information as shall be necessary to record allocations and distributions of Company items) and to make such records and books of account available for inspection and audit by any Member or its duly authorized representative (at the expense of such Member) during regular business hours at the principal office of the Company;

         (d) To prepare and distribute to all Members, all reasonable tax reporting information;

         (e) To prepare and distribute to each Member, all financial and other information necessary for such Member to file all of its required public reports in a timely manner;

         (f) To cause to be filed such certificates and to do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the Act; and

         (g) To make distributions of net cash flow pursuant to Section 4.8.

     5.4 BOARD MEETINGS. Any director may call a meeting of the Board upon written notice at least five (5) business days in advance of the meeting. The notice shall state the date, time, purpose(s) and place (which shall be in New Jersey or New York City) of the meeting. Any director may waive notice of a meeting, either before or after the meeting takes place. The Board may also act by the unanimous written consent of all directors without a meeting.

     5.5 ACTIONS REQUIRING UNANIMOUS BOARD CONSENT. Notwithstanding any other provision of this Agreement to the contrary, except with the unanimous consent of the Board, the Board shall not:

         (a) increase advertising and slotting expense to a level which would reasonably be expected to reduce the Company's operating profit below what it was for the immediately preceding fiscal year;

         (b) accept from a Member allocated costs greater than fifty percent (50%) of the rate of sales growth; or

         (c) make any material amendment to the USAD License or the CHD License.

     5.6 LIABILITY AND INDEMNIFICATION OF BOARD.

         (a) In carrying out their duties, no director shall be liable to the Company or to any of the Members for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors of judgment, except as otherwise required by applicable law.

         (b) The Company shall indemnify and hold harmless each director against any loss, claim, damage, or expense, including reasonable attorneys' fees and costs arising out of any claim, demand, suit, or action related to the performance or non-performance of any act concerning the business or the activities of the Company, unless such director is guilty of gross negligence, gross misconduct, or willful malfeasance in connection therewith.

     5.7 APPARENT AUTHORITY. All third parties dealing with the Board or any officer duly appointed by the Board may rely conclusively upon any action taken by the Board or such officer as having been taken on behalf of the Company.

     5.8 REIMBURSEMENT FOR EXPENSES. Each director shall be entitled to reimbursement from the Company for (or to cause the Company to pay directly) all expenses, costs and fees incurred in connection with the performance of his or her duties hereunder.

                                   ARTICLE VI.

                            OPERATION OF THE BUSINESS
                            -------------------------

     6.1 MANUFACTURING. Promptly upon the Effective Date, each Member shall provide the Company with all necessary arrangements as determined and required by the Board to ensure the manufacture and production of the CHD Detergent Products and the USAD Detergent Products as specified below, which arrangements shall include, among other matters:

         (a) CHD will manufacture heavy powder laundry detergent products;

         (b) USAD will manufacture liquid and light powder laundry detergent and liquid fabric softener products;

         (c) Each of CHD and USAD will manufacture, package and label products to specifications established by the Board;

         (d) Each of CHD and USAD will at all times have and maintain in full force and effect all permits required in connection with its manufacturing obligations hereunder;

         (e) Each of CHD and USAD will, at its own expense, make any and all capital improvements to its facilities necessary to perform its manufacturing obligations as reasonably required by the Board, including without limitation those improvements needed to increase capacity or enhance efficiency; provided, however, that any such improvements that require the expenditure by either CHD or USAD of more than $5 million, in the aggregate, in a calendar year shall require the unanimous approval of the Board; and

         (f) The Company will be charged for such services by CHD and USAD on the following basis:

             (i) all direct costs at the cost thereof, with any dispute to be resolved by the Company's auditors;

             (ii) all fully dedicated costs at the cost thereof, with any dispute to be resolved by the Board;

             (iii) all shared costs by appropriate allocation of such costs based on activity-based costing or another mutually agreed upon basis, with any dispute to be mutually agreed between CHD and USAD;

             (iv) depreciation of capital improvements made pursuant to Section 6.1(e), above, as mutually agreed between the Company and CHD or USAD, as the case may be, with any dispute to be resolved by the Company's auditors; and

             (v) the Company shall not be charged for any environmental matters (including, without limitation, costs of remediation and fines) associated with the manufacture and production of the CHD Detergent Products and the USAD Detergent Products.

     6.2 DISTRIBUTION.

         (a) Each of CHD and USAD will distribute the CHD Detergent Products and the USAD Detergent Products through their respective warehouses. The Company shall reimburse each of CHD and USAD for the actual full cost of storage, handling and freight (including appropriate warehousing overhead) with respect to the CHD Detergent Products and the USAD Detergent Products; provided, however, that the Company shall not be liable for any profit margin or other overhead allocation.

         (b) The Company shall, upon the written request of CHD, designate a Member to operate full service warehouses at any location which CHD deems necessary in order to optimize distribution of all CHD products other than the CHD Detergent Products (the "OTHER CHD PRODUCTS") or for customer service purposes.

         (c) Each of CHD and USAD will, at its own expense, install warehouse and other management systems as required by the Board in order to improve warehouse efficiency; provided, however, that any such installation or system that requires the expenditure by either CHD or USAD of more than $1 million in a calendar year shall require the unanimous approval of the Board. Amortization of expenditures for new warehouse systems required by the Board will be as agreed between the Company and CHD or USAD, as the case may be, with any dispute to be resolved by the Company's auditors. The Company shall also, upon the written request of CHD, designate a Member to operate VMI or other similar customer service programs and install warehouse and other management systems which CHD believes necessary for efficient warehouse operation.

         (d) In addition to the CHD Detergent Products and the USAD Detergent Products, the Company shall, upon the written request of either CHD or USAD, designate a Member to distribute all USAD products other than the USAD Detergent Products (the "OTHER USAD PRODUCTS") and Other CHD Products. In any such case, the Company or designated Member shall provide CHD or USAD, as the case may be, [*] and the requesting Member shall reimburse the Company or designated Member for the actual full cost for storage, handling and freight (including appropriate warehousing overhead), [*] provided that the total amount shall not exceed [*].

         (e) CHD and USAD shall, to the extent reasonably necessary, integrate their MIS logistics functions as optimally as possible for the Company's operations, recognizing that each of CHD and USAD desires to retain separate logistical capabilities.

         (f) USAD will be the distributor for USAD laundry detergent products in USAD's Metro business as in existence from time to time and internationally. USAD and CHD will agree on transfer pricing with respect to such USAD Detergent
Products in order to achieve a fair division of profits.

     6.3 SELLING, GENERAL & ADMINISTRATIVE FUNCTIONS.

         (a) Except by Consent, the selling, general and administrative ("SG&A") functions of the Company shall be allocated between the Members as follows:

             (i) order processing, billing and collection, logistics at its plants and warehouses, heavy powder manufacturing management, general accounting and cash management, marketing and research and development shall be the responsibility of CHD;

             (ii) logistics at its plants and warehouses and liquid and light powder manufacturing management shall be the responsibility of USAD; and

             (iii) quality assurance and development support shall be the joint responsibility of CHD and USAD.

         (b) The Company shall reimburse each of CHD and USAD for their respective direct costs associated with providing the SG&A functions set forth herein. In the event that the SG&A services are dedicated solely to the Business, the Company shall reimburse the Member for the full cost of these services. In the event that the SG&A services are shared between the Business and either Other CHD Products or Other USAD Products, the Company shall reimburse the Member for the fair allocation based on activity-based costing or another mutually agreed upon basis. The Company shall in no event be liable for indirect costs, such as general management, corporate accounting, human resources and legal services, unless otherwise agreed to by the Company through a unanimous Board action.

         (c) Each of CHD and USAD will cause certain members of its sales force to be dedicated to the sale of the Company's products and to be compensated, at least in part, based on the success of those efforts. Subject to the reasonable approval of USAD, the Company shall, upon the written request of CHD, require its dedicated sales organization to coordinate its activities with CHD's personal care sales force and, in particular, to use the same broker organizations that CHD uses for the Other CHD Products.

         (d) The Company shall, upon the written request of CHD, sell all the Other CHD Products and shall, upon the written request of USAD, sell its candle line to all customers and its cleaners line to all non-food customers (i.e., drug and mass merchandising outlets); provided that in all cases such products meet the specified minimum volume levels established by unanimous vote of the Board. CHD and USAD shall reimburse the Company for these services at the fully allocated cost, which may be a percentage of sales or another mutually agreed upon basis.

     6.4 REVIEW RIGHT. Each Member shall have the right, on not less than ten
(10) business days notice, to review the books and records of the Company and the other Member relating to product sales and all expenses for which the non-auditing Member is entitled to reimbursement and for other financial matters relating to the business of the Company. Any dispute relating to the results of such review shall be resolved by the Company's auditors.

                                  ARTICLE VII.

                                     MEMBERS
                                     -------

     7.1 NO PARTICIPATION BY MEMBERS. Except as expressly set forth in this Agreement, the Members shall not have any vote or take any part in the control or management of the day-to-day business affairs of the Company, nor have any authority or power to act for or on behalf of the Company in any manner whatsoever, other than as specifically required by the Act. No Member who is not authorized by the Board as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member.

     7.2 REQUIRED MEMBER CONSENTS. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board or otherwise) in connection with any of the following matters without the Consent of the Members:

         (a) Any activity that is not consistent with the purpose of the Company as set forth in Section 1.3 hereof;

         (b) A material change in the nature of the Business; and

         (c) Any transaction by the Company to merge or consolidate with another entity or to sell all or substantially all of its assets.

     7.3 LIMITED LIABILITY. No Member or director shall be obligated or liable to the Company, any creditor of the Company or any other person, for any losses, debts, obligations or liabilities of the Company, except as otherwise agreed in writing by such Member or director. Except as required by law, no Member or director shall be liable to the Company, the other Members, creditors of the Company or any other person for the repayment of amounts received from the Company consistent with the provisions hereof. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or any director for liabilities of the Company.

     7.4 WITHDRAWAL. No Member shall have the right to withdraw as a Member or take any voluntary unilateral action that would result in a dissolution of the Company except as expressly permitted by Section 10.1 hereof.

     7.5 REGULAR MEETINGS. Regular meetings of the Members may be held upon two weeks notice by the Board or without notice at such time and at such place as shall from time to time be Consented to by the Members. The Company may, but shall not be required to, hold an annual meeting of the Members.

     7.6 SPECIAL MEETINGS. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board or any Member.

     7.7 PLACE OF MEETINGS. The Board or Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members.

     7.8 NOTICE OF MEETINGS. Except as provided in Section 7.9, written notice stating the place, day and hour of a special meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of a special meeting, either personally or by mail, by or at the direction of the Board or the Member calling the meeting, to each Member entitled to vote at such meeting.

     7.9 MEETING OF ALL MEMBERS. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and unanimously agree to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

     7.10 RECORD DATE. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 7.10, such determination shall apply to any adjournment thereof.

     7.11 QUORUM. Members holding all of the outstanding Ownership Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members (a "QUORUM"). In the absence of a Quorum at any such meeting, any Member may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty
(60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a Quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

     7.12 MANNER OF ACTING. With respect to any matter to be acted upon by the Members, the Members must act by Consent.

     7.13 PROXIES. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Board before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise expressly provided in the proxy.

     7.14 ACTION BY MEMBERS WITHOUT A MEETING. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all of the Members entitled to vote and delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this
Section 7.14 is effective when all of the Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

     7.15 WAIVER OF NOTICE. When any notice is required to be given to any Member, a waiver thereof in writing signed by or on behalf of the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                                  ARTICLE VIII.

                    OTHER BUSINESS ACTIVITIES OF THE MEMBERS
                    ----------------------------------------

     8.1 COMPETITIVE ACTIVITIES. Neither this Agreement, nor the existence of the Company, nor any activity undertaken pursuant hereto and in compliance herewith shall prevent or restrict the investment or other business activities of any Member apart from the Company, nor shall the Company or any other Member or director have any right, by virtue of this Agreement or the existence or operation of the Company, to participate in, or to receive the benefits of any such activities. Notwithstanding the foregoing, however, a Member shall neither directly nor indirectly compete, or invest in an entity or activity that is competitive, with the Company and the Business.

     8.2 INTERESTED PARTY TRANSACTIONS. No future transaction between a Member or director and the Company shall be voidable solely because such Member or director has a direct or indirect interest in the transaction if either: (a) the transaction is fair to the Company as determined by unanimous action of the Board; or (b) the Members knowing the material facts of the transaction and such Member's or director's interest, Consent to the transaction.

                                   ARTICLE IX.

               ASSIGNMENT OF INTERESTS, ADMISSION OF NEW MEMBERS,
               --------------------------------------------------
                     PURCHASE OPTIONS AND CHANGE OF CONTROL
                     --------------------------------------

     9.1 TRANSFER OF A MEMBER'S INTEREST. The Ownership Interest of any Member cannot be Transferred unless the Members Consent to such Transfer. Any attempted Transfer of any such Ownership Interest without compliance with this Section 9.1 shall be void and of no effect, and the Company shall not recognize any such attempted Transfer for any purpose. "TRANSFER" as used herein shall include any sale, assignment, mortgage, hypothecation, gift, grant or transfer of any kind, whether voluntary or involuntary, by bankruptcy or operation of law or otherwise, or the creation of any agreement pursuant to which any person shall have any interest in the Company or in the distributions with respect to such interest. Notwithstanding the foregoing, (a) CHD shall be permitted to transfer its Ownership Interest in connection with a sale of all or substantially all of its consumer products business, and (b) USAD shall be permitted to (i) pledge its Ownership Interest to its principal commercial lender, and (ii) transfer its Ownership Interest in connection with a sale of all or substantially all of its assets.

     9.2 ADMISSION OF ADDITIONAL MEMBERS. No person shall have any right as a Member of the Company unless and until such person is admitted as a Member after such approval as is required by, and in compliance with the other conditions set forth in, this Section 9.2. A new Member may be admitted to the Company only with the Consent of the Members and only if such person shall have executed a counterpart of this Agreement or an appropriate supplement to it, in which such person agrees to be bound by the terms and provisions of this Agreement as they may be modified by that supplement. Any person so admitted shall have all the rights and obligations of a Member hereunder effective on and after the date of admission as a Member of the Company.

     9.3 INTEREST OF A NEW MEMBER. Upon receipt of any required Capital Contribution from any newly admitted Member, such Member's Capital Contribution and Ownership Interest in the Company shall be set forth on an amended schedule maintained by the Board.

     9.4 OPTIONS TO PURCHASE.

         (a) CHD is hereby granted the option to purchase all of USAD's Ownership Interests and any or all of USAD's assets and properties used in the Business (including, without limitation, all plant, equipment and warehouses (whether leased or owned) and all intellectual property covered by the USAD License) (collectively, the "USAD ASSETS") for an aggregate purchase price determined in accordance with the USAD Appraisal Procedure (as defined below). In the event that any USAD Assets are joint use assets used for USAD businesses other than the Business, the parties shall negotiate in good faith to enter into such agreements as may be reasonably necessary to ensure an appropriate transition period. For the purposes of this Agreement the term "USAD APPRAISAL PROCEDURE" shall mean 6.5 times the sum of (i) USAD's average annual Net Profit from the Company for the eight most recent fiscal quarters plus (ii) USAD's average annual depreciation and amortization charged to the Company for such eight quarters as part of manufacturing and distribution costs. An example of the operation of the USAD Appraisal Procedure is set forth on Exhibit C hereto. This option is exercisable by CHD at any time after the earliest to occur of the following:

             (x) The fifth (5th) anniversary of the Effective Date;

             (y) Delivery to the Company of a Termination Notice (as defined in Section 10.1 below) by USAD; provided that this option to purchase is exercised within one hundred eighty (180) days thereafter; and

             (z) The bankruptcy or insolvency of USAD; provided that this option to purchase is exercised within one hundred eighty (180) days thereafter.

         (b) USAD will not take any actions inconsistent with, or otherwise impair or impede in any way, CHD's option to purchase as set forth in Section 9.4(a); it being understood that the submission or recommendation to USAD's stockholders of a tender offer or other similar proposal to acquire USAD stock, at any time prior to the exercise by CHD of such option to purchase, in all instances consistent with the exercise by the directors of USAD of their fiduciary duties and responsibilities, shall not be construed to be in violation of this Section 9.4(b); it being further understood and agreed that the foregoing shall not be construed to enable the directors of USAD to modify or otherwise recommend against the USAD Appraisal Procedure, as a business deal, to the extent the option to purchase is exercised by CHD. Subject to the foregoing,
 . USAD will take all actions that may be necessary on its part to ensure the right of CHD to exercise the option to purchase, including recommending to USAD's stockholders, if stockholder approval is necessary, that they approve the consummation of the purchase transaction resulting from the exercise of the option to purchase. CHD will be entitled to the remedy of specific performance with respect to its rights contained in Section 9.4 (b).

         (c) USAD is hereby granted the option to require CHD to purchase all of USAD's Ownership Interests and all of USAD's assets and properties used in the Business (including, without limitation, all intellectual property covered by the USAD License) for an aggregate purchase price determined in accordance with the USAD Appraisal Procedure at any time after the tenth (10th) anniversary of the Effective Date.

         (d) USAD is hereby granted the option to purchase all of CHD's Ownership Interests and all of CHD's assets and properties used in the Business (including, without limitation, all plant, equipment and warehouses (whether leased or owned) and all intellectual property covered by the CHD License, but excluding CHD's mining operation located in Green River, Wyoming and excluding the Arm & Hammer name, brand and trademark) (collectively, the "CHD Assets") for an aggregate purchase price determined in accordance with the CHD Appraisal Procedure. In the event that any CHD Assets are joint use assets used for CHD businesses other than the Business, the parties shall negotiate in good faith to enter into such agreements as may be reasonably necessary to ensure an appropriate transition period. For the purposes of this Agreement, the term "CHD APPRAISAL PROCEDURE") shall mean 6.5 times the sum of (i) CHD's average annual Net Profit from the Company for the eight most recent fiscal quarters, less the Net Profit contribution attributed to the excluded assets referred to in the foregoing parenthetical of this Section 9.4(d), plus (ii) CHD's average annual depreciation and amortization charged to the Company for such eight quarters as part of manufacturing and distribution costs. This option is exercisable by USAD at any time after the earlier to occur of the following:

             (i) Delivery to the Company of a Termination Notice (as defined in Section 10.1 below) by CHD; provided that this option to purchase is exercised within one hundred eighty (180) days thereafter; and

             (ii) The bankruptcy or insolvency of CHD; provided that this option to purchase is exercised within one hundred eighty (180) days thereafter.

         (e) If, following the exercise of CHD's option contained in Section 9.4(a), it is determined that the approval of USAD's stockholders is required in order to complete the transaction and if such approval is not obtained, then the following shall apply:

             (i) Section 9.4(c) shall cease to have any effect and will be deemed to be deleted from this Agreement; and

             (ii) CHD will have the right, on six (6) months' prior notice to the Company and USAD, to cancel the CHD License with respect to the Arm & Hammer name, brand and trademark.

         (e) USAD hereby grants to CHD a security interest in all the assets and properties covered by the option contained in Section 9.4(a) as security for USAD's obligations thereunder, and USAD agrees to cooperate with CHD such that all documentation needed to perfect such security interest will be in place within ninety (90) days after the date hereof. The foregoing security interest shall be expressly subject and subordinate to all security interests held by Finova Capital Corporation, as agent (the "Agent"), for itself and for the other lenders under

USAD's existing credit facility. USAD may grant to the Agent a security interest in USAD's interest in the receivables and inventory of the Company.

     9.5 CHANGE OF CONTROL.

         (a) As used herein "Change of Control" shall mean the occurrence of any of the following events:

             (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a Member or any affiliate of a Member being the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of CHD or USAD constituting fifty percent (50%) or more of the total voting power represented by CHD's or USAD's then outstanding voting securities; or

             (ii) a merger or consolidation of USAD or CHD with any other corporation, other than a merger or consolidation which would result in the voting securities of such party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of such party or such surviving entity outstanding immediately after such merger or consolidation; or the adoption of a plan of complete liquidation or the sale or disposition by USAD or CHD of at least fifty percent (50%) or more of such party's assets.

         (b) If, between the date hereof and the Trigger Date, USAD becomes subject to a Change of Control, then this Agreement will terminate and USAD will forthwith pay to CHD a fee of Ten Million Dollars ($10,000,000).

         (c) If, between the date hereof and the Trigger Date, CHD becomes subject to a Change of Control, then this Agreement will terminate and CHD will forthwith pay to USAD a fee of Three Million Dollars ($3,000,000).

         (d) If, between the Trigger Date and July 1, 2001, USAD becomes subject to a Change of Control, then CHD will have the option, exercisable at any time within thirty (30) days after the Change of Control occurs, to terminate this Agreement and all of the transactions contemplated hereby and receive from USAD a fee of Ten Million Dollars ($10,000,000).

         (e) If, between the Trigger Date and July 1, 2001, CHD becomes subject to a Change of Control, then USAD will have the option, exercisable at any time within thirty (30) days after the Change of Control occurs, to terminate this Agreement and all of the transactions contemplated hereby and receive from CHD a fee of Three Million Dollars ($3,000,000).

         (f) If either CHD or USAD becomes subject to a Change of Control (either before or after July 1, 2001) and this Agreement is not terminated pursuant to paragraphs (d) or (e), above, the following shall apply:

             (i) This Agreement and the other agreements referred to herein shall not terminate but shall continue in full force and effect and be binding upon any successor to the party subject to such Change of Control (the "COC PARTY"); and

             (ii) Neither the COC Party nor any such successor shall be entitled to deliver a Termination Notice.

                                   ARTICLE X.

                   DISSOLUTION AND TERMINATION OF THE COMPANY
                   ------------------------------------------

     10.1 EVENTS CAUSING DISSOLUTION. Notwithstanding any other provision of this Agreement, the Company shall be dissolved and its properties and other assets liquidated and the proceeds therefrom distributed in the manner and order provided for in Section 10.2 upon the first to occur of any one of the following:

         (a) each anniversary of the Effective Date commencing with the sixth
(6th) anniversary; provided that (i) a Member has delivered to the Company a written notice of termination (a "TERMINATION NOTICE") at least nine (9) months prior to such anniversary and (ii) the option to purchase, under Section 9.4 hereof, has not been exercised within one hundred eighty (180) days of the delivery of the Termination Notice;

         (b) the Consent of the Members; or

         (c) the bankruptcy or dissolution of any Member; provided, however, that neither of such events shall cause dissolution of the Company unless within ninety (90) days after such event the Members Consent to treat such event as a dissociation and dissolve the Company.

     10.2 DISTRIBUTION ON TERMINATION. Upon a dissolution and termination of the Company, the person appointed for such purpose by the Board (the "LIQUIDATOR") shall collect and marshal the Company's assets; sell such assets as such Liquidator shall deem appropriate; provide for the payment of all of the legally enforceable obligations of the Company that are not then due; provide the Members adequate time to arrange for alternative production facilities (but in no event longer than six (6) months); and distribute the proceeds and all other assets of the Company in the following order:

         (a) First, in payment of debts, obligations and liabilities of the Company which are then outstanding;

         (b) Second, at the discretion of the Liquidator, to the setting up of any reserves which the Liquidator may deem necessary, appropriate or desirable for any contingent or unforeseen liabilities or obligations or for debts or liabilities of the Company (and, at the expiration of such period as the Liquidator shall deem necessary, advisable or desirable to accomplish payment of any such obligations, the Liquidator shall distribute the remaining reserves in the manner hereinafter provided); and

         (c) Third, to the Members in an amount equal to the positive balances in their respective Capital Accounts, after adjusting such Accounts to reflect the allocations of items of profit and loss under Article IV of this Agreement and any gain or loss which would be recognized if the Company sold its remaining assets at their fair market value on the date of dissolution of the Company and allocated each item of gain or loss in the manner set forth in Article IV.


     10.3 AUTHORITY OF THE LIQUIDATOR. In carrying out the liquidation proceedings, the Liquidator shall have all of the powers and authority provided to the Board or the Members acting by Consent, and shall be entitled to the benefits of limitation of liability and indemnification provided to the Board and Members in this Agreement.

     10.4 LIQUIDATION STATEMENT. Each of the Board and Members shall be furnished with a statement prepared by the Liquidator, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon the Company complying with the foregoing distribution plan, the Members, if any, shall cease to be such, and the Liquidator shall execute, acknowledge and cause to be filed such appropriate documents evidencing the dissolution and winding up of the Company within ninety (90) days following the completion of the distribution of the Company's property as provided in Section 10.2 hereof.

                                   ARTICLE XI.

                               GENERAL PROVISIONS
                               ------------------

     11.1 DISPUTE RESOLUTION.

         (a) With the exception of accounting disputes, which shall be resolved by the Company's auditors, any and all disputes between or among the Board and the Members or between the Members arising out of or relating in any way to this Agreement (other than claims for equitable relief, including, without limitation, specific performance and injunctive remedies, which may be pursued in any court having jurisdiction) shall be finally settled by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, or any similar successor body. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall attempt to agree upon a third arbitrator to act as chairman. If a party fails to appoint an arbitrator within thirty (30) days from the date on which the claimant's request for arbitration has been communicated to the other party or, if the two arbitrators fail to nominate the chairman within thirty (30) days from the date of appointment of the later appointed arbitrator, such arbitrator shall be selected by the American Arbitration Association or successor body.

         (b) The award of the arbitrators shall include an award of attorney's fees and costs to the prevailing party (i.e., the party most closely achieving its desired result), and shall be final. The parties agree to waive their right to any form of appeal, to the greatest extent allowed by law, and to share equally the fees and expenses of the arbitrators. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement. Such arbitration shall be held in New Jersey or such other place as the parties to such arbitration may agree.

     11.2 FURTHER ASSURANCES. The Members agree to execute and deliver to the Company upon request, any and all additional certificates, instruments and advice necessary to be filed, recorded or delivered in order to perfect the formation, operation, termination and dissolution of the Company in accordance with this Agreement, and to amend, supplement and cancel the Company's Certificate of Formation as required to carry out any of the foregoing.

     11.3 AMENDMENTS. This Agreement may be amended at any time by a written amendment signed by all of the Members.

     11.4 NOTICES. Any written notice to any of the Members required or permitted under this Agreement shall be deemed to have been duly given for all purposes (a) on the date of delivery, if delivered personally on the party or by confirmed facsimile transmission, or (b) on the third business day after mailing, whether or not the same is actually received, if sent by United States registered mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated below such addressee's name on the signature pages hereto, or at the most recent address, specified by written notice, given to the sender by any addressee under this provision. Notices to the Company shall be given in the same manner and shall be addressed to it at its principal place of business with a copy to each Member.

     11.5 INCORPORATION BY REFERENCE. The recitals and schedules to this Agreement are hereby incorporated herein by this reference as if set forth here in full.

     11.6 SEVERABILITY. If any term, provision, agreement or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision, agreement or condition shall be enforced to the maximum extent legally permissible, and the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to any conflicts of laws principles.

     11.8 SUCCESSORS. This Agreement shall be binding on and inure to the benefit of the respective successors, permitted assigns, and personal representatives of the Members and parties hereto.

     11.9 THIRD PARTY BENEFICIARIES. This Agreement is not intended to create any rights or remedies in favor of any person who is not a signatory to this Agreement or in any way create any third party beneficiary rights or remedies, including (except as specifically provided to the contrary herein) on behalf of any transferee.

     11.10 COMPANY ACCOUNTANT. If the Company's independent accounting firm is the same as the firm utilized by any Member, the partner in charge of the Company's account shall not provide services to any Member.

     11.11 MEMBER'S BOOKS AND RECORDS. Each Member agrees to maintain complete and accurate records of all operations pertaining to its obligations under this Agreement and to maintain accurate books of account with respect thereto. Each Member agrees to make such records and books of account available for inspection and audit by the Company or any other Member or its duly authorized representative (at the expense of the Company or such Member).

     11.12 COUNTERPARTS. The Members may execute this Agreement in one or more counterparts, which shall, in the aggregate, constitute one instrument.

     [The remainder of this page has been intentionally left blank; signature page follows.]

                  IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.

                                        ARMUS, LLC,
                                        A DELAWARE LIMITED LIABILITY COMPANY

                                          /s/ Robert A. Davies, III
                                        ----------------------------------------
                                        Robert A. Davies, III, Director

                                          /s/ Zvi Eiref
                                        ----------------------------------------
                                        Zvi Eiref, Director

                                          /s/ Mark G. Conish
                                        ----------------------------------------
                                        Mark G. Conish, Director

                                          /s/ Uri Evan
                                        ----------------------------------------
                                        Uri Evan, Director

                                              MEMBERS:

                                              CHURCH & DWIGHT CO., INC.,
                                              A DELAWARE CORPORATION

                                              TIN#: 13-4996950

                                              By:    /s/ Robert A. Davies, III
                                                     ---------------------------
                                              Name:  Robert A. Davies, III
                                                     ---------------------------
                                              Title: Chief Executive Officer
                                                     ---------------------------

                                              469 North Harrison Street
                                              Princeton, NJ 08543-5297
                                              Telecopy No.: (609) 497-7177

with copies to:                               Gibson, Dunn & Crutcher
                                              4 Park Plaza
                                              Irvine, California 92714
                                              Attention: Ronald S. Beard, Esq.
                                              Telecopy No.: (949) 475-4730



                                              USA DETERGENTS, INC.,
                                              A DELAWARE CORPORATION

                                              TIN#: 11-2935430

                                              By:    /s/ Uri M. Evan
                                                     ---------------------------
                                              Name:  Uri M. Evan
                                              Title: Chief Executive Officer

                                              1735 Jersey Avenue
                                              North Brunswick, NJ 08902
                                              Attn: Chief Executive Officer
                                              Telecopy No.: (732) 246-8833

with copies to:                               Fulbright & Jaworski L.L.P.
                                              666 Fifth Avenue
                                              New York, NY 10103
                                              Attn: Sheldon G. Nussbaum
                                              Telecopy No.: (212) 318-3400